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                                                     EXHIBIT 8

                                                     May 20, 1996

East Coast Capital Company, LLC
110 East 59th Street, 6th Floor
New York, New York 10022




Gentlemen:

      We have acted as counsel to East Coast Capital Company, LLC (the "Company") in connection with the proposed public offering of $10,000,000 principal amount of debentures (the "Debentures") pursuant to a registration statement on Form S-11 (the "Registration Statement") as filed with the Securities and Exchange Commission. This opinion is being rendered pursuant to your request. All capitalized terms herein, unless otherwise specified, have the meaning assigned to them in the Registration Statement.

      In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. This opinion is subject to the receipt by counsel prior to the Effective Date of certain written representations and covenants of the Company and upon which we are relying in rendering this opinion.

      In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations issued thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

      Based upon and subject to the foregoing, we are of the opinion that:

         (a) Payments of interest on the Debentures will generally result in taxable interest income to the recipient of such payments and the recipient will be required to pay the tax on such income.

         (b) A holder of Debentures will recognize gain or loss on the sale or redemption of the Debentures equal to the difference between the sale price (exclusive of any amount paid for accrued interest) and the holder's tax basis in the Debenture (generally the purchase price to the holder). Any gain or loss generally will be capital gain or loss and long-tem if the Debenture is held for more than one year.

         (c) Holders who hold the Debentures for investment purposes should treat all reportable interest (whether actually received or constituting original issue discount under the Code) as portfolio income under applicable Code provisions.


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         (d)      The Company's  deposit of funds with the Trustee to effect the discharge of the Company's obligations under the Debentures and the Indenture prior to redemption or maturity of the Debentures, will have no effect on the amount of income realized or recognized (gain or loss) by the Debenture Holders or the timing of recognition of gain or loss for federal income tax purpose.


        The tax consequences referred to in the preceding paragraphs are based on the current provisions of the Internal Revenue Code of 1986, as amended, and the currently applicable regulations promulgated thereunder. The Internal Revenue Code of 1986, as amended, currently provides that gain from the sale of long-term capital assets will be taxed at a maximum federal rate of 28%. There can be no assurance, however, that any such provisions may not change in the future, either retroactively or prospectively, resulting in changes in such tax consequences. Several proposals are presently pending in Congress to change the capital gains tax. It is uncertain as to which, if any, of such proposals will be acted on and no assurance can be given with respect to any proposed changes in the law affecting taxation of capital gains.

 This opinion is being furnished only to you and is solely for your benefit in connection with the Debenture Offering and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.


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      We hereby consent to the reference to our firm under the caption " Federal
Income Tax Consequences" and to the caption "Experts" and to the filing of this opinion as an exhibit to the Registration Statement.


                                            Very truly yours,



                                            McLaughlin & Stern, LLP




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